Exhibit M-4

[Yulchon LLC Letterhead]

November 1, 2017

The Export-Import Bank of Korea

38 Eunhaeng-ro

Yeongdeungpo-gu

Seoul 07242

Republic of Korea

Re:	The Export-Import Bank of Korea / US$600,000,000 Floating Rate Notes due 2022, US$400,000,000 2.50% Notes due 2020 and US$1,000,000,000 3.00% Notes due 2022

Dear Sir:

We have acted as a special Korean counsel for The Export-Import Bank of Korea (the “Issuer”), a statutory juridical entity duly established pursuant to the Export-Import Bank of Korea Act (the “KEXIM Act”) and validly existing under the laws of the Republic of Korea (“Korea”), in connection with the Issuer’s offering pursuant to a registration statement (Registration No. 333-217916) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”) when it became effective (the “Registration Statement”) of US$600,000,000 floating rate notes due 2022 (the “Floating Rate Notes”), US$400,000,000 2.50% notes due 2020 (the “2020 Notes”) and US$1,000,000,000 3.00% notes due 2022 (the “2022 Notes”, and collectively with the Floating Rate Notes and 2020 Notes, the “Notes”) issued under the fiscal agency agreement dated August 1, 1991 (the “Fiscal Agency Agreement”) and made by and between the Issuer and The Bank of New York Mellon (the “Fiscal Agent”).

Unless otherwise defined herein, the terms used herein shall have the same meanings as used in the Registration Statement.

In that connection, we have examined, among others, the following documents:

(1)	the Registration Statement;

(2)	the Prospectus dated June 30, 2017 contained in the Registration Statement (the “Base Prospectus”) as supplemented by the Prospectus Supplement dated October 24, 2017 relating to the Notes (as supplemented, the “Prospectus”);

(3)	an executed copy of the Fiscal Agency Agreement;

(4)	a copy of the executed Floating Rate Notes in global form;

(5)	a copy of the executed 2020 Notes in global form;

(6)	a copy of the executed 2022 Notes in global form;

(7)	copies of the Articles of Incorporation and the Commercial Registry extracts of the Issuer;

(8)	the internal regulations and the operating manual of the Issuer, including a copy of the internal regulations of delegation of the Issuer delegating authority to the Chairman and President of the Issuer in relation to the issuance of the Notes;

(9)	a copy of the internal authorization sheet of the Issuer dated October 23, 2017; and

(10)	a copy of the Issuer’s report filed with, and accepted by, the Ministry of Strategy and Finance of Korea (the “MOSF”) dated October 20, 2017.

In considering the documents listed above, we assumed and in giving this opinion, we assume:

(i)	the authenticity and genuineness of all signatures, seals, stamps and markings on all documents provided to us;

(ii)	that all documents submitted to us as originals are authentic, complete and up-to-date; all documents submitted to us as copies or texts (as the case may be) conform to the originals;

(iii)	that such originals have in all cases been duly executed by or on behalf of all parties expressed to be signatories thereof;

(iv)	that the copies of the Articles of Incorporation, and the Commercial Registry extracts referred to in item (7) above are true, complete, accurate and up-to-date;

(v)	the intrinsic validity, legality, binding force and enforceability of any documents which are expressed to be governed by the laws of jurisdictions other than Korea under such laws;

(vi)	that the statements in the official records, certificates and any other documents issued by Korean court or governmental or regulatory agency or body are true and correct; and

(vii)	in any event no other documentation or other factual matter is in existence which has not been shown or disclosed to us and which could or might cause us to alter or vary our views concerning any of the matters dealt with in this opinion.

As we are members of the Korean Bar and do not represent ourselves to be familiar with the laws of any jurisdiction other than Korea, our opinion is limited to matters governed by the laws of Korea in force at the date hereof and we do not express any opinion on any matters governed by or construed in accordance with the laws of any other jurisdiction. We have also assumed that there is nothing in the law of any jurisdiction other than Korea that may affect this opinion.

On the basis of, and subject to, the foregoing, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

(i)	The Issuer is a statutory juridical entity duly established under the KEXIM Act and validly existing under the laws of Korea, with power and authority to own its properties and conduct its business as described in the Prospectus forming part of the Registration Statement;

(ii)	The statements in the Prospectus concerning matters of Korean law (except for (x) Korean tax related statements as to which we opine on opinion (iii) and (y) the financial statements and related schedules and other financial and statistical data contained therein as to which we express no opinion) are accurate and up-to-date as of the date hereof in all material respects;

(iii)	The statements of Korean law contained in the Prospectus under the heading “Korean Taxation” provide a fair summary of the principal Korean tax consequences of an investment in the Notes in all material respects; and

(iv)	The Notes have been duly authorized, executed, issued and delivered by the Issuer and constitute valid, binding and enforceable obligations of the Issuer.

Our opinion is subject to the following reservations and qualifications that enforcement may be limited or affected generally by (i) the bankruptcy, insolvency, liquidation, reorganization, rehabilitation or the restructuring of the Issuer pursuant to the laws of Korea now in force or subsequently enacted which generally affect the enforcement of creditors’ rights and (ii) the general principles of good morals and public order as provided in the Civil Code of Korea.

This opinion is limited to the matters addressed herein and is not to be read as an opinion with respect to any other matter. This opinion is given with respect to the laws of Korea as currently in effect and we do not pass upon and we express no opinion in respect of those matters governed by or construed in accordance with the laws of any jurisdiction other than Korea.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement, without thereby admitting that we are “experts” under the Securities Act or the rules and regulations of the Commission thereunder for the purpose of any part of the Registration Statement, including the exhibit as which this opinion is filed.

Very truly yours,

/s/ Yulchon LLC

Yulchon LLC